CONFIRMING STATEMENT

This Statement confirms that the undersigned, Michael T. Mason, has authorized and designated each of Deborah J. Friedman, Jerry W. Danni, Robert P. Vogels and Pablo Castaños, signing singly, to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Golden Minerals Company.  The authority of each of Deborah J. Friedman, Jerry W. Danni, Robert P. Vogels and Pablo Castaños under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned’s ownership of or transactions in securities of Golden Minerals Company, unless earlier revoked in writing.  The undersigned acknowledges that Deborah J. Friedman, Jerry W. Danni, Robert P. Vogels and Pablo Castaños are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:     August 29, 2011

/s/ Michael T. Mason
Michael T. Mason